EXHIBIT 12.1

WEINGARTEN REALTY INVESTORS
COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(Amounts in thousands)

	Three Months Ended
	March 31,
	2006	2005

Income from continuing operations	$37,203	$30,487

Add:
Portion of rents representative of the interest factor	243	234
Interest on indebtedness	34,437	31,036
Out-of-market mortgage adjustment	1,826	1,493
Preferred dividends	2,525	2,525
Net income as adjusted	$76,234	$65,775

Fixed charges:
Interest on indebtedness	$34,437	$31,036
Out-of-market mortgage adjustment	1,826	1,493
Capitalized interest	809	700
Preferred dividends	2,525	2,525
Portion of rents representative of the interest factor	243	234
Fixed charges	$39,840	$35,988

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS	1.91	1.83

Net income available to common shareholders	$52,084	$34,037
Depreciation and amortization	31,476	29,216
Gain on sale of properties	(18,699)	(4,090)
Funds from operations	64,861	59,163
Add:
Portion of rents representative of the interest factor	243	234
Preferred dividends	2,525	2,525
Interest on indebtedness	34,437	31,036
Out-of-market mortgage adjustment	1,826	1,493
Funds from operations as adjusted	$103,892	$94,451

RATIO OF FUNDS FROM OPERATIONS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS	2.61	2.62